SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

Starbucks Corporation

(Name of Registrant as Specified in Its Charter)

Strategic Organizing Center

Service Employees International Union

Mary Kay Henry

Ahmer Qadeer

Michael Zucker

Joshua Gotbaum

Maria Echaveste

Wilma B. Liebman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.
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Strategic Organizing Center Comments on Starbucks’

Recent Efforts to Reframe its Track Record of Human Capital Mismanagement

Believes Starbucks’ series of labor-related promises and governance reforms represent a clear acknowledgment that change is needed and that the Board’s oversight of human capital strategy must improve

SOC recently nominated three independent candidates for the Starbucks Board with relevant experience to enhance human capital management practices, facilitate constructive outcomes for labor issues and oversee engagement with policymakers and regulators

WASHINGTON – December 20, 2023 – The Strategic Organizing Center (the “SOC”), a shareholder of Starbucks Corporation (Nasdaq: SBUX) (“Starbucks” or the “Company”), today addressed the recent series of labor-related announcements and statements issued by the Company.1 Previously, on November 21, 2023, the SOC announced it had nominated three director candidates – Maria Echaveste, Hon. Joshua Gotbaum and Wilma Liebman – for election to the Starbucks Board of Directors (the “Board”) at the upcoming 2024 Annual Meeting of Shareholders (the “Annual Meeting”).

The SOC is a coalition of labor unions, including the Service Employees International Union (“SEIU”). The SOC-affiliated unions represent more than 2.3 million union members.

Today the SOC stated:

“Since the SOC made clear its intention to nominate directors for election to Starbucks’ Board at the upcoming Annual Meeting, the Company has issued numerous announcements related to its purported commitment to improving relations with its employees. These have included the formation of a new Board committee, a public letter to Workers United seeking to reengage negotiations and a letter to shareholders regarding the proposal that received majority support at the 2023 Annual Meeting of Shareholders asking for a report on Starbucks’ labor practices.

While the optimistic view would be to see some of these steps as encouraging, the reality is that we will only be able to judge their significance based on what the current Board does, not what it says.

The timing of this flurry of activity is also not a coincidence. While we recognize some of these announcements may have been in the works prior to the Company becoming aware of the SOC’s decision to put forward directors, we believe this level of response, in the aggregate, represents a clear acknowledgment that the Board’s oversight of its human capital strategy has been severely misguided and that even Starbucks recognizes that change is needed.

Notably, Starbucks’ own report, released on December 13, 2023, states that the Company did not understand or give consideration to its labor rights commitments in the context of recent organizing. The report repeatedly references Starbucks’ weak governance during the emergence of union organizing activity in 2021 and contains myriad examples of the Company’s actions allegedly taken in opposition to workers’ organizing, which resulted in adverse Administrative Law Judge decisions. Ironically, on the same day as the report’s release, the National Labor Relations Board (“NLRB”) – the federal agency responsible for protecting workers’ rights – issued a complaint alleging that Starbucks unlawfully closed 23 union and non-union stores across the country.2 The NLRB ordered the Company to immediately reopen these stores and make workers whole, among other measures.

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1 Relevant Company announcements and statements include: (i) press release, dated November 20, 2023, “Starbucks Announces Intention to Establish New Environmental, Partner and Community Impact Board Committee Focused on Oversight of Stakeholder Promises”; (ii) letter, dated December 8, 2023, “Message from Sara: Our Outreach to Resume Contract Bargaining with Workers United”; (iii) letter, dated December 11, 2023, “Letter from Starbucks ceo: Affirming what we stand for”; and (iv) statement, dated December 13, 2023, “Starbucks Reaffirms Its Commitment to the Principles of Freedom of Association and the Right to Collective Bargaining.”

2 NLRB complaint filed December 13, 2023 (see complaint here).

Since November 2021, the NLRB has issued over 120 complaints against Starbucks, covering about 420 charges of violating federal labor law. We believe the current Board’s failure to properly oversee the Company’s response to these and other human capital-related issues has directly increased operational, legal and reputational risks for Starbucks over the past several years.

If Starbucks and its Board are truly serious about repairing the relationship with the Company’s workers and beginning to undo the damage to the value of its brand, the SOC believes our candidates have the experience to help. Our nominees – Maria Echaveste, Hon. Joshua Gotbaum and Wilma Liebman – can bring fresh perspectives and the right experience enhancing human capital management practices, facilitating constructive outcomes for labor issues and successfully engaging with policymakers and regulators. These are the skillsets urgently needed on the Board to help safeguard the best interests of Starbucks’ shareholders, customers and employees. For more on our nominees, including their full biographies, see here.

Ultimately, we hope the Board is sincere about wanting to strengthen ‘Starbucks’ governance framework’ and reset its relationship with its employees. However, as the Company’s own actions make clear, the status quo is not working.”3

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DISCLAIMER

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “will,” “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. Any projected results and/or statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this press release is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this press release in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. Any figures are unaudited estimates and subject to revision without notice. The SOC disclaims any obligation to update the information herein and reserve the right to change any of their opinions expressed herein at any time as they deem appropriate. Past performance is not indicative of future results.

IMPORTANT INFORMATION

The SOC, the SEIU, Mary Kay Henry, Ahmer Qadeer, Michael Zucker, Maria Echaveste, Joshua Gotbaum, and Wilma B. Liebman (collectively, the “Participants”) intend to file a definitive proxy statement and accompanying proxy card (the “Proxy Statement”) with the SEC to be used to solicit proxies in connection with the 2024 annual meeting of shareholders (the “Annual Meeting”) of Starbucks Corporation (the “Company”). All shareholders of the Company are advised to read the Proxy Statement and other documents related to the solicitation of proxies, each in connection with the Annual Meeting, by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The Proxy Statement and an accompanying BLUE proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov.

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3 The Company’s “Abridged Report to Starbucks Board of Directors Concerning Starbucks’ adherence to freedom of association and collective bargaining commitments in its Global Human Rights Statement” (see full report here).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise is contained in Exhibit 1 to the Schedule 14A filed by the Participants with the SEC on December 19, 2023. This document is available free of charge from the sources described above.

Investor Contact

Okapi Partners

Bruce Goldfarb / Pat McHugh, (212) 297-0720

info@okapipartners.com

Media Contacts

Longacre Square Partners

soc-sbux@longacresquare.com